EXHIBIT 3b
                             CERTIFICATE OF INCREASE
                                       OF
                                SHARES DESIGNATED

                                       AS

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                             SBC COMMUNICATIONS INC.


              SBC Communications Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware,

             DOES HEREBY CERTIFY:

              That the Restated Certificate of Incorporation of said corporation was filed in the office of the Secretary of State of Delaware on April 28, 1995 and a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock was filed in said office of the Secretary of State on February 14, 1989.

              That the Restated Certificate of Incorporation of said corporation authorizes 10,000,000 shares of Preferred Stock, par value $1.00 per share, for issuance, none of which have been issued.

              That the Board of Directors of said corporation, on January 27, 1989, duly adopted a resolution designating 4,000,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock.

              That the Board of Directors of said corporation at a meeting held on March 28, 1997, duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Junior Participating Preferred Stock of the Corporation, from 4,000,000 shares to 8,000,000 shares, in accordance with the provisions of section 151 of The General Corporation Law of the State of Delaware.

              IN  WITNESS   WHEREOF,   the  said  corporation  has  caused  this
certificate to be executed by its Senior Vice President, Treasurer and Chief Financial Officer this 28th day of March 1997.

                                     SBC COMMUNICATIONS INC.

                                     /s/ Donald E. Kiernan
                                     Donald Kiernan
                                     Senior Vice President, Treasurer
                                     and Chief Financial Officer